                                                                EXHIBIT 10.11

               SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

This Second Amended and Restated Agreement dated as of May 30, 2000 (this "Agreement") is between Bank of America, N.A. (the "Bank") and TRM Corporation (the "Borrower") and supersedes the First Amended and Restated Business Loan Agreement between Bank and Borrower dated as of March 29, 2000, under which Bank provided a standby letter of credit to which Section 1.6 now applies.

1.         LINE OF CREDIT AMOUNT AND TERMS

1.1        LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the amount indicated for each period specified below:

      PERIOD                                                                 AMOUNT

      From the date of this Agreement through June 30, 2001          $30,000,000.00

      From July 1, 2001 through June 30, 2002                        $25,000,000.00

(b)        This is a revolving line of credit providing for cash advances.
During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) If Borrower sells or disposes of any interest in TRM ATM Corporation such that Borrower no longer holds more than 50% of the ownership and voting interests in such Corporation, the Commitment shall automatically be reduced to Ten Million Dollars ($10,000,000.00).

(d) Upon three (3) Banking Days' prior written notice to the Bank, Borrower may, at any time, and from time to time, permanently and irrevocably reduce the Commitment in an amount of not less than Five Hundred Thousand Dollars ($500,000.00) to an amount not less than the outstanding principal amount of advances at such time; provided, however, any such reduction which occurs before July 1, 2001 shall not apply to reduce the Commitment for the period July 1, 2001 through June 30, 2002 except to the extent that all reductions prior to July 1, 2001 exceed in the aggregate Five Million Dollars ($5,000,000.00). Any such reduction shall be accompanied by the payment of all accrued and unpaid fees with respect to the portion of the Commitment being reduced.

(e) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Commitment.

1.2 COMMITMENT PERIOD. The line of credit is available between the date of this Agreement and June 30, 2002 or such earlier date as the Commitment may terminate as provided in this Agreement (the "Expiration Date").

1.3        INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate plus the Applicable Margin set forth under the appropriate heading in Section 1.5 below. Interest will be calculated on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year were used.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.4        REPAYMENT TERMS.



Second Amended and Restated Loan Agreement - Page 1

(a) The Borrower will pay interest on April 30, 2000, and then at the end of each month thereafter until payment in full of any principal outstanding under this line of credit; provided, however, that interest on any Portion bearing interest at an IBOR Rate or a LIBOR Rate shall be paid at the end of each interest period until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay the principal balance of advances so that such balance at no time exceeds the Commitment.

(c) Borrower will repay the principal amount of advances by an amount equal to the amount of any financing secured by ATM machines unless Borrower demonstrates to the satisfaction of the Bank that the ATM machines in which security interests are to be created were financed from sources other than the Bank. This repayment shall be made whether such financing is obtained by Borrower, TRM ATM Corporation or any other affiliate of Borrower.

(d) If Borrower has not prepaid the principal balance of the advances in full on or before the Expiration Date, the Borrower will repay the principal amount of the advances outstanding on the Expiration Date in 36 successive equal monthly installments starting July 31, 2002. On June 30, 2005, the Borrower will repay the remaining principal balance of the advances plus any interest then due. This is called the "Term Repayment Option."

(e)        The Borrower may prepay the advances in full or in part at any time.
The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.5 APPLICABLE MARGIN. The Applicable Margin shall be the following amounts per annum, based upon the ratio of Funded Debt to EBITDA (as defined in the "Covenants" section of this Agreement), as set forth in the most recent compliance certificate received by the Bank as required in the "Covenants" section; provided, however, that, until the Bank receives the first compliance certificate, such amounts shall be those indicated for pricing level 4 set forth below:

                                                                              Applicable Margin
                                                                      (in percentage points per annum)
        Pricing
         Level          Ratio                                       Prime Rate +                LIBOR / IBOR Rate +
         -----          -----                                       ------------                -------------------
           1          greater than 2.00:1.0                            0.25%                          2.25%
                   greater than 1.75:1.0 but less than or equal to
           2           2.00:1.0                                        0.00%                          2.00%
                   greater than 1.25:1.0 but less than or equal to
           3           1.75:1.0                                        0.00%                          1.75%
                   greater than 0.00:1.0 but less than or equal to
           4           1.25:1.0                                        0.00%                          1.50%

The Applicable Margin shall be in effect from the date the most recent compliance certificate is received by the Bank until the date the next compliance certificate is received; provided, however, that if the Borrower fails to deliver the next compliance certificate within thirty (30) days of the date it is due, the Applicable Margin from the date such compliance certificate was due until the date such compliance certificate is received by the Bank shall be the highest pricing level set forth above, whereupon the pricing level shall be based on the ratio reflected in such compliance certificate. Pricing to be set quarterly. If the Term Repayment Option is chosen, the Applicable Margin for every interest rate will increase 0.25%

1.6        LETTERS OF CREDIT.

(a) The line of credit may be used for financing standby letters of credit (either in U.S. or foreign currency) with a maximum maturity of two years but not to extend beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date not later than the Expiration Date which will not be subject to automatic extension.

(b) The amount of the standby letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Three Million Dollars ($3,000,000.00), which sum is a sub-limit included within the Commitment and is not in addition thereto.


Second Amended and Restated Loan Agreement - Page 2

(c) Any sum drawn under a standby letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(d) If there is an Event of Default under this Agreement, Borrower shall immediately prepay and make the Bank whole for any outstanding letters of credit.

(e) The issuance of any letter of credit and any amendment to any letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(f) Borrower shall sign the Bank's form Application and Agreement for Standby Letter of Credit.

(g) Borrower agrees to pay the Bank a non-refundable fee equal to the Applicable Margin for LIBOR/IBOR Rate described in Section 1.5 less 25 basis points applied to the outstanding undrawn amount of each standby letter of credit. Such fee shall be calculated and payable on the date each letter of credit is issued, and quarterly in advance thereafter, calculated on the basis of the face amount outstanding on the day the fee is calculated, and utilizing the Applicable Margin in effect on such date.

2.         OPTIONAL INTEREST RATES

2.1 OPTIONAL RATES. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion". Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period, although the Applicable Margin can be changed pursuant to Section 1.5. Upon the occurrence, and during the continuation, of an Event of Default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the Event of Default occurs. The following optional interest rates are available:

(a)        IBOR Rates.

(b)        LIBOR Rates.

2.2 IBOR RATE. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be 90 days or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than the following:

           (i) for interest periods of between 7 days and 90 days, One Million Dollars ($1,000,000).

           (ii) for interest periods of between 7 days and 15 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

        IBOR Rate =                   IBOR Base Rate         plus the Applicable Margin
                        -------------------------------------
                           (1.00 - Reserve Percentage)


Second Amended and Restated Loan Agreement - Page 3

           Where,

           (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

           (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(g) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

           (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

           (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

2.3 LIBOR RATE. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than the following:

           (i) for interest periods of one, two or three months, One Million Dollars ($1,000,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

     LIBOR Rate =         London Inter-Bank Offered Rate   plus the Applicable Margin
                  ----------------------------------------
                          (1.00 - Reserve Percentage)

           Where,

           (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day"


Second Amended and Restated Loan Agreement - Page 4
                     is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

           (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

(h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

           (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

           (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

3.         FEES AND EXPENSES

3.1        FEES.

(a) LOAN FEE. The Borrower agrees to pay a loan fee in the amount of Twenty Five Thousand and 00/100 Dollars ($25,000.00). This fee is due on or before the date of this Agreement. On the Expiration Date, the Borrower shall to pay a one time loan fee of 0.25% of the principal balance unpaid on the Expiration Date.

(b) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses (including, for this purpose, outstanding standby letters of credit), determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.125% and charged quarterly in arrears.

3.2 EXPENSES. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3        REIMBURSEMENT COSTS.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement in excess of those fees and costs listed above. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.


Second Amended and Restated Loan Agreement - Page 5

(b) The Borrower agrees to reimburse the Bank for the cost of periodic appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The appraisals may be performed by employees of the Bank or by independent appraisers. In the absence of an Event of Default which is continuing, the Bank will not charge Borrower for more than one (1) periodic appraisal per year.

4.         COLLATERAL AND GUARANTIES

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in the pledge agreement and security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)        Machinery and equipment, excluding ATM machines.

(b)        Inventory, excluding ATM machines.

(c)        Receivables.

(d) General intangibles, excluding general intangibles relating to ATM machines.

(e)        Contract rights, excluding contract rights relating to ATM machines.

(f) 100% of the shares of stock or other equity interests in TRM Copy Centers (USA) Corporation.

4.2 LENT COLLATERAL - TRM COPY CENTERS (USA) CORPORATION. The Borrower's obligations to the Bank under this Agreement will be secured by personal property now owned or owned in the future by TRM Copy Centers (USA) Corporation as listed below. The collateral is further defined in security agreement(s) executed by TRM Copy Centers (USA) Corporation.

(a)        Machinery and equipment.

(b)        Inventory.

(c)        Receivables.

(d)        General intangibles

(e)        Contract rights.

(f) 100% of the shares of stock or other equity interests in FPC France Ltd. And TRM Copy Centres (Overseas) Ltd.

(g) Sixty-five percent (65%) of the shares of stock or other equity interests in TRM Copy Centres (Canada) Ltd.

4.3        LENT COLLATERAL - TRM COPY CENTRES (OVERSEAS) LTD.

             Borrower's obligations to the Bank under this Agreement will be secured by sixty-five percent (65%) of the shares of stock or other equity interests in TRM Copy Centres (U.K.) Ltd., which are owned by TRM Copy Centres (Overseas) Ltd. TRM Copy Centres (U.K.) Ltd. and TRM Copy Centres (Canada) Ltd. are referred to in this Agreement as the "Material Foreign Subsidiaries."

4.4 SUBSIDIARY GUARANTIES. The Borrower's obligations to the Bank under this Agreement will be guaranteed by TRM Copy Centers (USA) Corporation, TRM Copy Centres (Overseas) Ltd. and FPC France Ltd. The foregoing are called "Guarantors."

Second Amended and Restated Loan Agreement - Page 6

5.         DISBURSEMENTS, PAYMENTS AND COSTS

5.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank in consultation with the Borrower, from time to time;

(b) made for the account of the Bank's branch selected by the Bank in consultation with the Borrower, from time to time;

(c)        made in immediately available funds;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3        TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 28011-01047, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

5.4        DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 28011-01047, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a Banking Day, the Designated Account will be debited on the next Banking Day.

(b) Approximately 5 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

           (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

           (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

                     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.


Second Amended and Restated Loan Agreement - Page 7

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 BANKING DAYS. Unless otherwise provided in this Agreement, a Banking Day is a day other than a Saturday, Sunday or other day on which the Bank is open for business in Oregon. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the credit on the next Banking Day.

5.6 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)        any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.7 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.8 DEFAULT RATE. Upon the occurrence of and during the continuation of any Event of Default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2) percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any Event of Default.

6.         CONDITIONS

Before the Bank is required to extend any additional credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require as conditions precedent to such extensions of credit, except as provided in the "Open Terms Letter" between the parties executed the same date as this Agreement:

6.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and each Guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 GOVERNING DOCUMENTS. A copy of the Borrower's articles of incorporation.

6.3 SECURITY AGREEMENTS. (i) Original security agreements signed by Borrower and by TRM Copy Centers (USA) Corporation, (ii) original pledge agreements signed by Borrower and TRM Copy Centers (USA) Corporation covering all of the equity securities of the Guarantors, (iii) original pledge agreements signed by TRM Copy Centers (USA) Corporation and TRM Copy Centres (Overseas) Ltd. covering sixty-five percent (65%) of the equity securities of the Material Foreign Subsidiaries, and (iv) such assignments, financing statements, fixture filings and delivery of pledged securities indorsed in blank, which the Bank requires in connection with such security agreements and pledge agreement, all in form and substance satisfactory to Bank..

6.4 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.5 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.6 GUARANTIES. Guaranties signed by TRM Copy Centers (USA) Corporation, TRM Copy Centres (Overseas) Ltd. and FPC France Ltd.

6.7 LEGAL OPINION. Written opinions from the Borrower's Oregon legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.


Second Amended and Restated Loan Agreement - Page 8

6.8 GOOD STANDING. Certificates of good standing or existence for the Borrower and each Guarantor and Material Foreign Subsidiary from its state or country of formation.

6.9        OTHER ITEMS. Any other items that the Bank reasonably requires.

7.         REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of additional credit constitutes a renewed representation:

7.1 ORGANIZATION OF BORROWER. The Borrower, each Guarantor and each Material Foreign Subsidiary is a corporation duly formed and existing under the laws of the state or jurisdiction where organized.

7.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its or their organizational papers.

7.3 ENFORCEABLE AGREEMENTS. This Agreement and each other agreement to be signed by Borrower is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable. Each Guarantee is the legal, valid and binding agreement of the Guarantor that signs it, enforceable against such Guarantor in accordance with its terms.

7.4 GOOD STANDING. In each state or country in which the Borrower or a Guarantor or Material Foreign Subsidiary does business, it is properly licensed, in good standing (if applicable) and, where required, in compliance with fictitious name statutes, except where such failure would not have a Material Adverse Effect.

7.5 NO CONFLICTS. This Agreement and the other agreements required herein does not conflict with any law, agreement, or obligation by which the Borrower or any Guarantor or Material Foreign Subsidiary is bound, except where such conflict would not have a Material Adverse Effect.

7.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to fairly present the Borrower's consolidated financial condition, including all material contingent liabilities.

(b)        in material compliance with all government regulations that apply.

7.7 LAWSUITS. There is no lawsuit, tax claim or other dispute, pending or threatened against Borrower, which seeks, together with related lawsuits, tax claims or other disputes, an aggregate of more than Two Hundred Fifty Thousand Dollars ($250,000.00), except as has been disclosed in writing to the Bank prior to the date hereof, or pursuant to Section 8.12(e).

7.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except for Permitted Liens.

7.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where such failure would not have a Material Adverse Effect.

7.10 OTHER OBLIGATIONS. The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 TAX MATTERS. The Borrower has no knowledge of any pending material assessments or material adjustments of its taxes for any year, except as have been previously disclosed to the Bank in writing.

7.12 NO TAX AVOIDANCE PLAN. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.


Second Amended and Restated Loan Agreement - Page 9

7.13 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

7.14 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.15 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.16 MATERIAL ADVERSE EFFECT. "Material Adverse Effect" means any set of circumstances or events which:

(a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any related document;

(b) is or could reasonably expect to be material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of Borrower and the Guarantors and Material Foreign Subsidiaries, taken as a whole, or

(c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and the Guarantors, taken as a whole, to perform their obligations under this Agreement, the Guaranties or any related document(s).

7.17       PERMITTED LIENS. "Permitted Liens" means:

(a)        Liens in favor of the Bank;

(b)        Liens for taxes not yet due;

(c) Liens outstanding on the date of this Agreement, disclosed in writing to the Bank;

(d) Carriers', warehousemen's, mechanics', materialmen's or other like liens arising in the ordinary course of business, which are not overdue for a period of more than 60 days, or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable person;

(e) Attachment, judgment or similar liens arising in connection with litigation or other legal proceedings (and not otherwise an Event of Default hereunder) in the ordinary course of business that are currently being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside;

(f) Purchase money security interests in equipment which is non-ATM equipment or other equipment or other fixed assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed One Million Dollars ($1,000,000.00) during any one fiscal year.

(g) Security interests in ATM machines and related equipment owned by Borrower, but not in ATM machines and related equipment owned by Guarantors or Material Foreign Subsidiaries.

8.         COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 USE OF PROCEEDS. To use the proceeds of the credit only to finance working capital of Borrower and to finance purchase of copy machines for Guarantors and Material Foreign Subsidiaries and ATM machines for Borrower or its subsidiaries. In addition, up to Seven Million Dollars ($7,000,000.00) of such proceeds may be used for the initial capitalization of iATMglobal.net, and up to Two Million Dollars ($2,000,000.00) of such Seven Million Dollars ($7,000,000.00) may be used for the acquisition by iATMglobal.net of Strategic Software Solutions.

8.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as requested by the Bank from time to time:


Second Amended and Restated Loan Agreement - Page 10

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements, certified and dated by an authorized financial officer of the Borrower. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant reasonably acceptable to the Bank.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements, certified and dated by an authorized financial officer of the Borrower. The statements shall be prepared by Borrower on a consolidated basis, with consolidating financial statements included for information purposes only.

(c) Copies of the Borrower's Form 10-K Annual Report within ten (10) days after the date of filing with the Securities and Exchange Commission.

(d) Copies of the Borrower's Form 10-Q Quarterly Report within ten (10) days after the date of filing with the Securities and Exchange Commission.

(e) Within 60 days of fiscal year end, Borrower prepared budgets for subsequent two (2) years.

(f) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations in sufficient detail (including detailed computations removing the results for iATMglobal.net where necessary) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

8.3 TANGIBLE NET WORTH. To maintain on a consolidated basis Tangible Net Worth at least equal to at least 90% of Tangible Net Worth on December 31, 1999 and increasing quarterly by 50% of net income for such quarter (no credit for losses), and 75% of new equity proceeds.

"Tangible Net Worth" means the gross book value of the Borrower's consolidated assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles), less total consolidated liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets. "Tangible Net Worth" shall not include any assets or liabilities of iATMglobal.net.

8.4 FUNDED DEBT TO EBITDA RATIO. To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the amounts indicated for each period specified below:

Period                                                                    Ratio
------                                                                    -----
From the date of this Agreement through June 29, 2001        Less than 2.50:1.0
From June 30, 2001 through June 29, 2002                     Less than 2.25:1.0
From June 30, 2002 and thereafter                            Less than 2.00:1.0

"Funded Debt" means all outstanding indebtedness for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness.

"EBITDA" means the sum of net income before taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and the three (3) immediately preceding fiscal quarters. "EBITDA" shall not include any income, interest expense, depreciation, depletion, amortization or other non-cash charges of iATMglobal.net.

8.5 FIXED CHARGE COVERAGE RATIO. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 2.0:1.0.

"Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDAR, less taxes and dividends and less extensions of credit to or investments in iATMglobal.net in excess of those described in Section 8.11(f), to (b) the sum of current portion of long-term debt, plus interest expense, plus rents.

"EBITDAR" means the sum of net income before taxes, plus interest expense, plus depreciation, depletion, amortization, rents and other non-cash charges. Rents include operating lease expense as well as the "Cash


Second Amended and Restated Loan Agreement - Page 11

Provision Fee for ATM Cash" as defined in the Loan and Servicing Agreement dated as of March 17, 2000 among TRM Inventory Funding Trust, TRM ATM Corporation, Autobahn Funding Company, LLC and DG Bank Deutsche Genossenschaftsbank HG, and KeyBank National Association (the "Loan and Servicing Agreement"). "EBITDAR" shall not include any income, interest expense, depreciation, depletion, amortization, rents or other non-cash charges of iATMglobal.net.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and the three (3) immediately preceding fiscal quarters.

8.6 OTHER DEBTS. Not to have outstanding or incur, or to permit any subsidiary of Borrower to have or incur, any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)        Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)        Obtaining surety bonds in the usual course of business.

(d) Liabilities in existence on the date of this Agreement and reflected in Borrower's most recent financial statements or otherwise disclosed in writing to the Bank.

(e) Additional debts for the acquisition of equipment or other fixed assets, to the extent permitted elsewhere in Sections 8.6 or 8.7.

(f) Additional funded indebtedness for financing ATM machines limited to Forty Million Dollars ($40,000,000.00) during the period where the ratio of Funded Debt to EBITDA is greater than 2.25:1.0 but less than 2.50:1.0, and Seventy Five Million Dollars ($75,000,000.00) during the period where the ratio of Funded Debt to EBITDA is greater than 2.0:1.0 but less than 2.25:1.0.

8.7 OTHER LIENS. Not to create, assume, or allow, or permit Borrower or any Guarantor or Material Foreign Subsidiary to create, assume or allow, any security interest or lien (including judicial liens) on property it now or later owns, except for Permitted Liens.

8.8 CAPITAL EXPENDITURES. Not to spend or incur obligations to acquire equipment or other fixed assets, and not to permit any Guarantor or Material Foreign Subsidiary to spend or incur obligations to acquire equipment or other fixed assets, exceeding, in the aggregate for Borrower, Guarantors and Material Foreign Subsidiaries, Ten Million Dollars ($10,000,000.00) in any one fiscal year.

8.9 DIVIDENDS; STOCK REPURCHASES. Not to declare or pay any dividends on any of its common shares except dividends payable in capital stock of the Borrower, and not to repurchase or redeem any of its capital stock. However, notwithstanding the foregoing prohibition, Borrower may declare and pay dividends or repurchase capital stock so long as no Event of Default has occurred and is continuing, and so long as the total of all dividends and stock repurchases in any period of four consecutive quarters does not exceed 50% of the Borrower's consolidated net income after taxes for such four quarters. Not to pay any dividend on any of its preferred shares, if any Event of Default has occurred and is continuing.

8.10 LOANS TO OFFICERS. Not to make, or permit any of its subsidiaries to make, any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of its executives, officers, directors or shareholders (or any relatives of any of the foregoing), except in the ordinary course of business not exceeding at any one time an aggregate of Two Hundred Thousand Dollars ($200,000.00).

8.11 LOANS AND INVESTMENTS. Not to have any existing, or make, or permit any of its subsidiaries to have or make, any new loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:


(a)        existing investments in the Borrower's current subsidiaries.


Second Amended and Restated Loan Agreement - Page 12

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(c)        investments in any of the following:

           (i)        certificates of deposit;

           (ii) U.S. treasury bills and other obligations of the federal government.

(d) extensions of credit to or investments in Guarantors and Material Foreign Subsidiaries.

(e) extensions of credit to or investments in TRM ATM Corporation only for the purposes of acquiring ATM machines, contributing to costs for facilities, employees or services shared with Borrower, and for payment of other infrastructure expenses related to ATM expansion.

(f) extensions of credit to or investments in iATMglobal.net not to exceed Seven Million Dollars ($7,000,000.00) from proceeds of the credit as provided in Section 8.1.

(g) after receipt of compliance certificate and financial statements required for the fiscal quarter ended March 31, 2001, Borrower may make additional extensions of credit to or investments in iATMglobal.net if:

           (i) Borrower is in compliance with all financial covenants and will continue to be in compliance, both before and immediately after giving effect to such extensions of credit or investment on a pro-forma basis;

           (ii) the Commitment exceeds and will exceed by at least Five Million Dollars ($5,000,000) the amount of credit Borrower is actually using, both immediately before and immediately after such extension of credit or investment;

           (iii) Borrower notifies Bank before making any extension of credit or investment permitted under this provision and provides the Bank with a calculation showing compliance with the conditions applicable to this provision; and

           (iv) Borrower retains more than fifty percent (50%) direct or indirect beneficial ownership of all voting interests and ownership interests in iATMglobal.net at all times after such extension of credit or investment, the retention of such interests becoming a covenant of Borrower from and after such time.

(h)        capital expenditures permitted by Section 8.8.

8.12       NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any substantial dispute between the Borrower (or any Guarantor or Material Foreign Subsidiary) and any government authority.

(b) any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(c) any material adverse change in the Borrower's (or any Guarantor's or Material Foreign Subsidiary's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(d) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(e) any lawsuit, tax claim or other dispute, pending or threatened against Borrower, which seeks, together with related lawsuits, tax claims or other disputes, an aggregate of more than Two Hundred Fifty Thousand Dollars ($250,000.00).

8.13       BOOKS AND RECORDS. To maintain adequate books and records.


Second Amended and Restated Loan Agreement - Page 13

8.14 AUDITS. To allow the Bank and its agents to inspect the Borrower's, Guarantors' and Material Foreign Subsidiaries' properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's, Guarantors' and Material Foreign Subsidiaries' properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records, affording Borrower an opportunity to be present. Bank's right to inspect will be on prior notice to Borrower unless an Event of Default has occurred and is continuing.

8.15 COMPLIANCE WITH LAWS. To comply, and to cause each of its subsidiaries to comply, with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over its business, and that of its subsidiaries.

8.16 PRESERVATION OF RIGHTS. To maintain and preserve all material rights, privileges, and franchises the Borrower and its subsidiaries now have.

8.17 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's and its subsidiaries' properties in good working condition.

8.18 PERFECTION OF LIENS. To help the Bank perfect and protect, and to cause its subsidiaries to perfect and protect, Bank's security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.19 COOPERATION. To take any action, and to cause its subsidiaries to take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.20       INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount reasonably acceptable to the Bank. The insurance must be issued by an insurance company reasonably acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form reasonably acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the properties or Borrower or its subsidiaries, public liability insurance including coverage for contractual liability, product liability and workers' compensation and business interruption insurance, and any other insurance which is usual for the Borrower's business.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.21 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent, do any of the following things or permit any Guarantor or Material Foreign Subsidiary to do such things:

(a) engage in any material business activities substantially different from the Borrower's, Guarantor's or Material Foreign Subsidiary's present business.

(b) liquidate or dissolve the Borrower's, Guarantor's or Material Foreign Subsidiary's business, except that a Guarantor or Material Foreign Subsidiary may liquidate if its assets are transferred to Borrower or another Guarantor or Material Foreign Subsidiary.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company without written consent of Bank.

(d) sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's or any Guarantor's or Material Foreign Subsidiary's business or the Borrower's or any Guarantor's or Material Foreign Subsidiary's assets except in the ordinary course of the Borrower's or Guarantor's or Material Foreign Subsidiary's business, and except that Borrower, Guarantors and Material Foreign Subsidiaries may dispose of their presently owned Savin liquid toner copy machines.


Second Amended and Restated Loan Agreement - Page 14

(e) enter into any sale and leaseback agreement covering any of its equipment or other fixed assets (other than relating to Savin liquid toner copy machines).

(f)        acquire or purchase a business or its assets.

(g) voluntarily suspend its business for more than 7 days in any 30-day period.

(h) pledge or mortgage of assets of Borrower or any Guarantor or Material Foreign Subsidiary, except for Permitted Liens.

(i) except for loans or capital contributions specifically permitted herein, transfer money or assets to TRM ATM Corporation or any other affiliate whose business is utilizing ATM machines.

9.         HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

10.        DEFAULT

If any of the following events (each an Event of Default) occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an Event of Default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within two (2) Banking Days after the date when due.

10.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens permitted by this Agreement or to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.3 FALSE INFORMATION. The Borrower (or any Guarantor or Material Foreign Subsidiary) has given the Bank materially false or misleading information or representations.

10.4 BANKRUPTCY. The Borrower (or any Guarantor or Material Foreign Subsidiary) files a bankruptcy petition or the Borrower or any Guarantor or Material Foreign Subsidiary makes a general assignment for the benefit of creditors. A bankruptcy petition is filed against the Borrower or any Guarantor or Material Foreign Subsidiary and remains undismissed for 45 days; provided, however, the Bank will not be obligated to extend any additional credit to Borrower during such period.

10.5 RECEIVERS. A receiver or similar official is appointed for a substantial portion of the Borrower's (or any Guarantor's or Material Foreign Subsidiary's) business, or the business is terminated, or any Guarantor or Material Foreign Subsidiary is liquidated or dissolved (unless such Guarantor's or Material Foreign Subsidiary's assets are transferred to Borrower or another Guarantor or Material Foreign Subsidiary as contemplated by Section 8.21(b)).

10.6 JUDGMENTS. Any unstayed and unsatisfied final judgments or arbitration awards are entered against the Borrower (or any Guarantor or Material Foreign Subsidiary), or the Borrower (or any Guarantor or Material Foreign Subsidiary) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount


Second Amended and Restated Loan Agreement - Page 15 outstanding at any time of One Million Dollars ($1,000,000.00) or more in excess of any insurance coverage, or in excess of uncontested indemnity rights satisfactory to Bank.

10.7 GOVERNMENT ACTION. Any government authority takes action that the Bank believes will have a Material Adverse Effect upon the Borrower's (or any Guarantor's or Material Foreign Subsidiary's) financial condition or ability to repay.

10.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs, or is reasonably likely to occur, in the business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit, of the Borrower and the Guarantors and the Material Foreign Subsidiaries, taken as a whole.

10.9 CROSS-DEFAULT. Any default occurs under any agreement (excluding the Loan and Servicing Agreement) in connection with any credit in excess of One Million Dollars ($1,000,000.00) of the Borrower (or any Guarantor or Material Foreign Subsidiary or TRM ATM Corporation or any other subsidiary of Borrower), or which the Borrower (or any Guarantor or Material Foreign Subsidiary or TRM ATM Corporation or any other subsidiary of Borrower) has guaranteed if the default is not cured within thirty (30) days; provided, however, the Bank will not be obligated to extend any additional credit to the Borrower during such period.

10.10 CROSS-DEFAULT - LOAN AND SERVICING AGREEMENT. Any event of default occurs under the Loan and Servicing Agreement followed by the automatic occurrence of the "Termination Date" or the optional acceleration of the "Termination Date" as defined in the Loan and Servicing Agreement. Any default occurs in any future agreement which replaces the Loan and Servicing Agreement resulting in an acceleration of the "Termination Date" or similar remedy.

10.11 DEFAULT UNDER RELATED DOCUMENTS. (i) Any default occurs under any guaranty, subordination agreement, security agreement, pledge agreement, deed of trust, mortgage, or other document required by this Agreement, or (ii) any such document is no longer in effect; provided, however, in the case of clause (ii) of this section, if, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, further, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.12 OTHER BANK AGREEMENTS. The Borrower (or any Guarantor or Material Foreign Subsidiary) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any Guarantor or Material Foreign Subsidiary) has with the Bank or any affiliate of the Bank, after giving effect to any applicable cure period specified therein. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower (such cure period to run concurrently with any applicable cure period specified in such agreement); provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or reasonably anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

11.        ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2       OREGON LAW. This Agreement is governed by Oregon law.

11.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or, with the prior written consent of Borrower, not to be unreasonably withheld, assign this


Second Amended and Restated Loan Agreement - Page 16 loan, and may exchange financial information about the Borrower with actual or potential participants or assignees (subject to Section 11.5 hereof). If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4       ARBITRATION AND WAIVER OF JURY TRIAL.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of JAMS/Endispute, LLC, a Delaware limited liability company or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by JAMS and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Oregon. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or
(iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

11.5       SEVERABILITY; WAIVERS; CONFIDENTIALITY.

(a) If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.

(b) The Bank retains all rights, even if it makes a loan after an Event of Default. If the Bank waives an Event of Default, it may enforce a later Event of Default. Any consent or waiver under this Agreement must be in writing.


Second Amended and Restated Loan Agreement - Page 17

(c) Bank shall use any confidential non-public information concerning Borrower and its subsidiaries that is furnished to it by or on behalf of Borrower and its subsidiaries in connection with this Agreement (collectively, "Confidential Information") solely for the purpose of evaluating and providing products and services to them, and administering and enforcing this Agreement and related documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Bank may disclose Confidential Information to (i) any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the Bank's business in connection with the exercise of such authority or claimed authority; (ii) the extent necessary or appropriate to effect or preserve Bank's security or to enforce any right or remedy in connection with any claims asserted by or against Bank; (iii) representatives whom it determines need to know such information for the purposes set forth in this Section; and (iv) any bank or financial institution or other entity to which Bank has assigned or desires to assign an interest or participation in this Agreement or the advances, provided that any such recipient of Confidential Information agrees to keep such Confidential Information confidential as specified herein. For purposes hereof, the term "Confidential Information" shall not include information that is in Bank's possession prior to its being provided by or on behalf of Borrower, and shall not include information which is or becomes publicly available other than through a breach hereof by the Bank, or information that becomes available to the Bank on a non-confidential basis.

11.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the preparation of this Agreement or related documents and in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel, including attorneys' fees at trial, on appeal or review.

11.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.9 INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind resulting from claims against the Bank, relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will not, however, indemnify the Bank or any other person from liabilities caused by the gross negligence or willful misconduct of the Bank or such person. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

11.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of


Second Amended and Restated Loan Agreement - Page 18 actual receipt or on the fourth business day after deposit in the U.S. mail. Notices sent by other means shall be deemed delivered on actual receipt.

11.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.13 ORAL AGREEMENTS. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.                                 TRM CORPORATION

By: /s/ Margaret W. Willer                            By: /s/ Daniel L. Spalding
Typed Name: Margaret W. Willer                        Typed Name: Daniel L. Spalding
Title: Senior Vice President                          Title: Vice President and Chief Financial Officer

Address where notices to the Bank are to be sent:     Address for Notices:

Oregon Commercial Banking #02801                      5208 NE 122nd Avenue
PO Box 6400                                           Portland, OR  97230-1074
Portland, OR  97228


Second Amended and Restated Loan Agreement - Page 19